GLWB Supplement Dated February 9th, 2021

to the

Prospectus Dated May 1, 2020

This GLWB Supplement should be read and retained with the prospectus for the CUNA Mutual Group Zone Income™ Annuity.

Guaranteed Lifetime Withdrawal Benefit terms reflected in this GLWB Supplement shall remain in effect and will not be superseded until after an updated GLWB Supplement is filed with the SEC. Your application and Purchase Payment for the Contract must be received in Good Order while the GLWB Supplement is in effect. We will provide notice of effectiveness of a new GLWB Supplement at least seven calendar days in advance. If we receive your application and Purchase Payment in Good Order on or after the effective date of a new GLWB Supplement, your Contract will receive the terms of the new GLWB Supplement currently in effect. We will publish any changes to this GLWB Supplement for any future periods at least seven calendar days before they take effect on EDGAR at www.sec.gov under file number 333-228894. Please contact your financial professional or https://cmannuities.com/yourzoneincome for the most current supplement and Guaranteed Lifetime Withdrawal Benefit terms.

Age of Younger Covered Person as of the Contract Issue Date	Base Withdrawal Percentage		Annual Increase Percentage
	Single Life	Joint Life	Single Life	Joint Life
21 - 44	2.00%	1.50%	0.30%	0.30%
45	2.50%	2.00%	0.30%	0.30%
46	2.70%	2.20%	0.30%	0.30%
47	2.90%	2.40%	0.30%	0.30%
48	3.10%	2.60%	0.30%	0.30%
49	3.30%	2.80%	0.30%	0.30%
50	3.50%	3.00%	0.30%	0.30%
51	3.60%	3.10%	0.30%	0.30%
52	3.70%	3.20%	0.30%	0.30%
53	3.80%	3.30%	0.30%	0.30%
54	3.90%	3.40%	0.30%	0.30%
55	4.00%	3.50%	0.30%	0.30%
56	4.20%	3.70%	0.30%	0.30%
57	4.40%	3.90%	0.30%	0.30%
58	4.60%	4.10%	0.30%	0.30%
59	4.80%	4.30%	0.30%	0.30%
60	5.00%	4.50%	0.30%	0.30%
61	5.10%	4.60%	0.30%	0.30%
62	5.20%	4.70%	0.30%	0.30%
63	5.30%	4.80%	0.30%	0.30%
64	5.40%	4.90%	0.30%	0.30%
65	5.50%	5.00%	0.30%	0.30%
66	5.50%	5.00%	0.30%	0.30%
67	5.50%	5.00%	0.30%	0.30%
68	5.50%	5.00%	0.30%	0.30%

Age of Younger Covered Person as of the Contract Issue Date	Base Withdrawal Percentage		Annual Increase Percentage
	Single Life	Joint Life	Single Life	Joint Life
69	5.50%	5.00%	0.30%	0.30%
70	5.50%	5.00%	0.30%	0.30%
71	5.60%	5.10%	0.30%	0.30%
72	5.70%	5.20%	0.30%	0.30%
73	5.80%	5.30%	0.30%	0.30%
74	5.90%	5.40%	0.30%	0.30%
75	6.00%	5.50%	0.30%	0.30%
76	6.10%	5.60%	0.30%	0.30%
77	6.20%	5.70%	0.30%	0.30%
78	6.30%	5.80%	0.30%	0.30%
79	6.40%	5.90%	0.30%	0.30%
80+	6.50%	6.00%	0.30%	0.30%

On the Contract Issue Date both the Base Withdrawal Percentage and Annual Increase Percentage are determined based on the election of single life or joint life option rates using the age of the younger Covered Person(s).

●	We cannot change the Guaranteed Lifetime Withdrawal Benefit terms for your Contract once they are established. If the Guaranteed Lifetime Withdrawal Benefit terms you receive are unacceptable, you can cancel your Contract during the right to examine period.

●	The Guaranteed Lifetime Withdrawal Benefit cannot provide a GLWB Payment until the Contract Anniversary following the 50th birthday of the younger Covered Person or the first Contract Anniversary, whichever is later.

●	If you begin GLWB Payments before age 59½, the payments may be subject to an additional 10% federal tax penalty.